Exhibit 5.1

January 27, 2020

IntelGenx Technologies Corp.

6420 Abrams, Ville Saint Laurent, Quebec

H4S 1Y2 Canada

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to IntelGenx Technologies Corp., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-1 (File No. 333-235607) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by the Company of a minimum of CA$5,000,000 and a maximum of CA$10,000,000 units of the Company (each, a "Unit"), each of which consists of one share ("Offered Shares") of the Company's common stock ("Common Stock") and one Common Stock purchase warrant ("Warrant") (the "Offering"). Each Warrant is exercisable to purchase one share of the Company's Common Stock ("Warrant Shares"). The Company has agreed to issue to Echelon Wealth Partners Inc. (the "Agent") warrants ("Agent Warrants") to purchase a number of shares of Common Stock ("Agent Warrant Shares") equal to seven percent (7.0%) of the aggregate number of Units sold in the Offering (not including any shares of Common Stock underlying the Warrants issued in the Offering). Additionally, the Company has granted to the Agent an option to increase the size of the Offering by up to fifteen percent (15.0%), exercisable in whole or in part at any time for a period of thirty (30) days after and including the closing date of the Offering.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements and instruments, that such agreements and instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. In addition, in rendering our opinions set forth below, we have assumed that all agreements or instruments relevant hereto are the valid, binding and enforceable obligations of all parties thereto, other than the Company. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that

1. The Offered Shares, when issued and delivered in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

IntelGenx Technologies Corp.

January 27 , 2020

2. The Warrant Shares, when issued and delivered upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

3. The Agent Warrants, when issued and delivered in accordance with the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. The Agent Warrant Shares, when issued and delivered upon exercise of the  Agent Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

Our opinions set forth above are subject to the following qualifications and exceptions:

  Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).
  Our opinions set forth above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.
  Our opinions set forth above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.
  We express no opinion as to (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of Delaware, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.
  We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

RBR/JBG